Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: August 27, 2018

Media Relations

Contact: Lindsay Fennell

Phone: +1 724-539-4933

Investor Relations

Contact: Kelly Boyer, CFA

Phone: +1 412-248-8287

KENNAMETAL NAMES DR. CARLONDA REILLY VICE PRESIDENT AND

CHIEF TECHNOLOGY OFFICER; CLEMENS TO RETIRE

PITTSBURGH, August 27, 2018 – Kennametal Inc. (NYSE: KMT) announced today the appointment of Carlonda R. Reilly, Ph.D., to the position of vice president and chief technology officer effective September 6, 2018.

Dr. Reilly brings more than 22 years of extensive research and development leadership experience, most recently serving as global technology director in DuPont’s Transportation and Advanced Polymers business. She will succeed Dr. Robert Clemens, who will retire from the company in January 2019. Dr. Clemens joined Kennametal in 2013 and has served more than five years as vice president and chief technology officer.

“We have found an innovative business leader with deep expertise in developing and commercializing new products that have proven to deliver significant growth in revenue,” said Kennametal President and CEO Chris Rossi. “I am confident in Carlonda’s ability to lead Kennametal’s global research, development and engineering teams to deliver end-to-end innovation.”

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

“At the same time, I want to thank Bob Clemens for his leadership and dedication to advancing Kennametal’s technology organization,” Rossi continued. “Bob has served the company admirably as CTO, and we wish him well in retirement.”

Throughout her career with DuPont, Dr. Reilly has held various R&D, operations, marketing and business leadership roles, including serving as global technology director for DuPont’s Building Innovations.

Dr. Reilly holds a bachelor’s degree in chemical engineering from the Massachusetts Institute of Technology (MIT) and a master’s degree and Ph.D. in chemical engineering from the University of Delaware. She serves on the Board of Trustees for the University of Delaware Research Foundation and is a member of the American Institute of Chemical Engineers.

About Kennametal

Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com